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Exhibit 2.9

SECOND AMENDMENT TO
SOUTHERN IOWA GAMING CONTRACT

        This second amendment ("Second Amendment") to the Asset Purchase and Sale Agreement, dated July 20, 2004 (the "Agreement"), by and between Southern Iowa Gaming Co., an Iowa corporation (together with its respective affiliates, "Seller") and Herbst Gaming, Inc., a Nevada corporation, ("Buyer") (collectively, the "Parties") is entered into as of January 25, 2005.

        WHEREAS, the Parties acknowledge that a Material Adverse Change, as defined in Section 5.5(a) of the Agreement, has occurred with respect to the Business; and

        WHEREAS, the Parties desire to amend, modify and supplement the Agreement as set forth below.

        NOW THEREFORE, the Parties hereby agree as follows:

          1.     The first sentence of Section 3 of the Agreement is hereby amended so as to delete the words "One Hundred and Eighty One Million Five Hundred and Nineteen Thousand Three Hundred and Eighteen Dollars ($181,519,318.00)" and replace them with the words "One Hundred and Sixty Million Eight Hundred and Nineteen Thousand Three Hundred and Eighteen Dollars ($160,819,318.00)".

          2.     The last sentence of Section 10 of the Agreement is hereby amended so as to delete the words "five (5) business days" and replace them with the words "one (1) business day".

          3.     Except to the extent expressly provided for herein, no provision of the Agreement is intended to or shall be deemed to be amended, modified or supplemented hereby and the Agreement, including, without limitation, any right the Buyer may have to terminate the Agreement pursuant to Section 16.1(g) as a result of the occurrence of the Material Adverse Change, shall remain in full force and effect among the Parties.

          4.     Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

          5.     This Second Amendment may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

          6.     This Second Amendment shall be governed by and construed in accordance with the laws of the State of Iowa, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

* * Signature Page Follows * *

        IN WITNESS WHEREOF, the Parties have caused this Second Amendment to be signed by their duly authorized respective officers, all as of the date first written above.

BUYER:		SELLER:

Herbst Gaming, Inc., a Nevada corporation		Southern Iowa Gaming Co., an Iowa corporation

By:	/s/ EDWARD J. HERBST	By:	/s/ BRUCE SCHMITTER

Its:	President	Its:	Vice President

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  Exhibit 2.9